Exhibit 99.1

CABOT MICROELECTRONICS FILES PATENT INFRINGEMENT ENFORCEMENT ACTION AGAINST DUPONT AIR PRODUCTS NANOMATERIALS LLC

AURORA, Illinois - January 18, 2007 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) slurries to the semiconductor industry, announced that today it filed a legal action against DuPont Air Products NanoMaterials LLC (DA Nano) for DA Nano’s manufacture and marketing of certain CMP slurries that infringe patents owned by Cabot Microelectronics. The affected DA Nano products include those used for tungsten CMP.

As explained in Cabot Microelectronics’ December 12, 2006 press release on the matter, Cabot Microelectronics filed its complaint as a counterclaim in response to an action filed by DA Nano in the United States District Court for the District of Arizona regarding some of the patents at issue.

“Cabot Microelectronics remains committed to the enforcement of our intellectual property and protection of our significant investment in patent-protected research and development,” stated H. Carol Bernstein, Cabot Microelectronics' Vice President, Secretary and General Counsel.“We believe certain of DA Nano’s products infringe our tungsten CMP technology, and we are disappointed that thus far they have refused to switch to non-infringing technology. We look forward to the successful resolution of this litigation.”

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. Since becoming an independent public company in 2000, the company has grown to approximately 750 employees who work at research and development labs, sales and business offices, manufacturing facilities and customer service centers in China, France, Germany, Japan, Singapore, South Korea, Taiwan, the United Kingdom and the United States. The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, and thus looks beyond its core CMP business in the semiconductor industry. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Barbara Ven Horst, Director of Investor Relations at (630) 375-5412.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth and trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; and the construction of new or refurbishment of existing facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see “Risk Factors" in our annual report on Form 10-K for the fiscal year ended September 30, 2006, filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.